Exhibit 10.6

Director Compensation Summary

     Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of $15,000 and a further retainer of $10,000 if such director acts as chairman of the Audit Committee or $7,500 if such director acts as chairman of the Compensation Committee or Corporate Governance and Nominating Committee. Also, each non-executive director is entitled to receive a fee of $1,000 per meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. During the last fiscal year, six directors received the annual retainer in full, one director received three-fourths of the annual retainer, one director received one-half of the annual retainer, and two directors received one-quarter of the annual retainer. Such retainers and fees paid to directors will be provided, at the director’s election, 50% in cash compensation with the remaining 50% payable in our common shares, or 100% payable in our common shares. Non-employee directors are granted options to purchase 50,000 common shares when they join the board of directors. In fiscal 2005 we granted options to purchase 150,000 common shares to persons who served as directors during that period pursuant to our 2004 Performance Incentive Plan. On May 10, 2005 (fiscal 2006) we granted (1) options to purchase 100,000 common shares to Harry Sloan as Chairman of the Board; (2) options to purchase 50,000 common shares to Harry Sloan as Chairman of the Strategic Planning Committee; and (3) options to purchase 50,000 common shares to Norman Bacal when he joined the board of directors, pursuant to our 2004 Performance Incentive Plan. The Company also provides full-time secretarial support to Mr. Sloan.